EXHIBIT 10Z
AMENDMENT NO. 1
TO
BRUSH ENGINEERED MATERIALS INC.
2006 STOCK INCENTIVE PLAN

Recitals

     WHEREAS, Brush Engineered Materials Inc. (the “Company”) has adopted the Brush Engineered Materials Inc. 2006 Stock Incentive Plan (the “Plan”).
     WHEREAS, the Company now desires to amend the Plan (this “Amendment No. 1”) to change the definition of Market Value per Share.
     WHEREAS, the Compensation Committee (formerly named the Organization and Compensation Committee) of the Board of Directors of the Company has approved this Amendment No. 1 pursuant to Section 19 of the Plan.

Amendment

     NOW, THEREFORE, the Plan is hereby amended by this Amendment No. 1, effective as of December 8, 2006, as follows:
     1. The definition of Market Value per Share in Section 2 of the Plan is hereby amended to read as follows:
     “Market Value per Share” means, as of any particular date, [unless otherwise determined by the Committee,] the per share closing price of a Common Share on the New York Stock Exchange on the day such determination is being made (as reported in The Wall Street Journal) or, if there was no closing price reported on such day, on the next day on which such a closing price was reported; or if the Common Shares are not listed or admitted to trading on the New York Stock Exchange on the day as of which the determination is being made, the amount determined by the Committee to be the fair market value of a Common Share on such day.
     2. Except as amended by this Amendment No. 1, the Plan shall remain unchanged and in full force and effect.

/s/ Michael C. Hasychak
Michael C. Hasychak
Vice President, Secretary and Treasurer